Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON ANNOUNCES 33% INCREASE IN REGULAR QUARTERLY DIVIDEND;
PROPOSES TWO-FOR-ONE STOCK SPLIT

Share Repurchase Program To Continue

NEW YORK, N.Y., February 3, 2004 – Avon Products, Inc. (NYSE:AVP) today announced a 33% increase in its regular quarterly dividend. It also announced a two-for-one stock split, in the form of a dividend, subject to shareholder approval of an increase in authorized shares.

     The new dividend rate will be $.28 per common share, up from $.21 per share, and begins with the first quarter 2004 dividend, payable March 1, 2004, to shareholders of record as of February 13, 2004. On an annualized basis, the new dividend rate before the proposed stock split will increase to $1.12 per share from $.84 per share. The new rate represents an increase of 33%.

(more)

Avon - 2

     The two-for-one stock split is contingent upon shareholder approval to increase the number of authorized shares of common stock at the company’s annual meeting on May 6, 2004. The stock split will be in the form of a 100% stock dividend, payable on or about May 28, 2004, to holders of record on May 17, 2004.

     This would be Avon’s third two-for-one stock split since 1996. Previous splits occurred in August 1998 and May 1996.

     The company also said it intends to continue its existing share repurchase program, which launched in September 2000 and authorized the repurchase of $1 billion of common stock over five years. The repurchases are funded from cash flow from operations.

     Andrea Jung, Avon’s chairman and chief executive officer, said, “ These actions reflect our confidence in Avon’s long-term growth prospects and our continuing ability to generate healthy increases in cash flow from operations. They also demonstrate our ongoing commitment to enhance shareholder value.”

(more)

Avon - 3

     Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through 4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avon.com.

# # #

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

     Statements in this release that are not historical facts or information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia and Central and Eastern Europe; the Company’s ability to implement its business strategies and its Business Transformation initiatives, including the integration of similar activities across markets to achieve efficiencies; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets; the impact of substantial currency fluctuations in the Company’s principal foreign markets and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its information systems initiatives; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.